Exhibit 10.2

Exclusive Sales Representative Agreement

THIS EXCLUSIVE SALES REPRESENTATIVE AGREEMENT (this “Agreement" or this “Exclusive Sales Representative Agreement) is entered into effective as of March 1, 2016 (the “Effective Date") by and between CBI Polymers, Inc., a Delaware corporation with offices in Dallas, Texas (“Company") and ZEC, Inc., a Delaware corporation with offices in Richardson, Texas (“Representative").

RECITALS:

WHEREAS, Company and Representative entered into a sales representation agreement on September 17, 2015; and

WHEREAS, Company and Representative have mutually agreed to terminated their sales representation agreement of September 17, 2015, effective immediately; and

WHEREAS, Company and Representative now wish to enter into this Exclusive Sales Representative Agreement:

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Appointment.

Company hereby appoints Representative as its worldwide, exclusive sales Representative for the sale of Company’s Products, and Representative hereby accepts such appointment.  Representative’s sole authority shall be to solicit orders for the Products in accordance with the terms of this Agreement.  Representative shall not have the authority to make any commitments whatsoever on behalf of Company, and shall be fully responsible for keeping its customers duly informed of this limit on Representative’s authority to make agreements on behalf of the Company with the customer.

2. Products.

“Company Products” or "Products" shall mean any and all of Company's products now offered or sold under variations of the trade names DeconGel and/or PrestorPro and all products developed in the future using variations of the technology currently embodied in the products now offered or sold under variations of the trade names DeconGel and/or PrestorPro.

3. General Duties.

Representative shall use its best efforts to promote the Products and maximize the sale of the Products.  Representative shall undertake reasonable promotional activities such as trade shows, product presentations, sales calls and other activities with respect to the Products.  Representative shall also provide reasonable "after sale" support to Product purchasers and generally perform such sales related activities as are reasonable to promote the Products and the goodwill of Company.  Representative shall report weekly to Company concerning sales of the Products and promotional activities.  Representative will devote adequate time and effort to perform its obligations.

4. Conflict of Interest.

Representative warrants to Company that it does not currently represent or promote any lines or products that compete with the Products.  During the term of this Agreement, Representative shall not represent, promote or otherwise try to sell any lines or products that, in Company's judgment, compete with the Products covered by this Agreement.  Representative shall provide Company with a list of the companies and products that it currently represents, if any, and shall notify Company in writing of any new companies and products at such time as its promotion of those new companies and products commence.

5. Independent Contractor.

Representative is an independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise, or (iii) allow Representative to create or assume any obligation on behalf of Company for any purpose whatsoever. Representative shall be responsible for paying all income taxes and other taxes charged to Representative on amounts earned hereunder.  All financial and other obligations associated with Representative’s business are the sole responsibility of Representative.

6. Indemnification by Representative.

Representative shall indemnify and hold Company free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of negligence or malfeasant acts of Representative, its employees or its agents.

7. Indemnification by Company.

Company shall indemnify and hold Representative free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of defects in the Products caused by Company or failure of Company to provide any products to a customer that has properly ordered through Representative.

8. Commission.

Sole Compensation.  Rep's sole compensation under the terms of this Agreement shall be a commission equal to $8.10 per liter on all Company Products sold. This commission may be adjusted from time to time by mutual consent to reflect changes in the pricing of Company Products.

Basis of Commission.  The Commission shall apply to all Company Products sold, whether solicited by Representative, or by an agent of Representative, or sold directly by Company. Commissions shall be computed on the actual amount of Company Product shipped to a buyer.

Time of Payment.  The commission on a given order shall be due and payable when shipped by Company and be paid within ten (10) days after such shipment.

Commission Advances. Company may, from time to time, make such advances to Rep as may be mutually agreed upon to support Rep’s sales, marketing, and promotional activities on behalf of Company and Products, which advances will be repaid from commissions earned.

Commission Charge-Back.  Company shall have the absolute right to make such allowances and adjustments and to accept such returns from its customers as it deems advisable.  In each such case Company shall charge back to Representative’s account any amounts previously paid or credited to it with respect to such allowances, adjustments, and returns.

Annual Inspection of Records.  Representative shall have the right, at its own expense and not more than once per year, to inspect at reasonable times Company's relevant accounting records to verify the accuracy of commissions paid by Company under the terms of this Agreement.  If the audit correctly reveals that Company has underpaid Rep by ten percent (10%) or more, then Company shall reimburse Representative for the cost of the audit, in addition to the amount of underpayment.  Unless otherwise stipulated, this date shall be January 31 of each year.  In no event shall an audit be permitted for more than the past 12 months.

9. Sale of the Products.

Prices and Terms of Sale.  Company shall provide Representative with copies of its current price lists, delivery schedules, and standard terms and conditions of sale, as established from time to time.  Representative shall quote to customers only those authorized prices, delivery schedules, and terms and conditions, and modify, add to or discontinue Products following written notice to Representative. Each order shall be controlled by the prices, delivery schedules, and terms and conditions in effect at the time the order is accepted, and all quotations by Representative shall contain a statement to that effect.

Quotations.  Representative shall promptly furnish to Company copies of all quotations submitted to customers.  Each quotation shall accurately reflect the terms of this Agreement.

Orders.  All orders for the Products shall be in writing, and the originals shall be submitted to Company.

Acceptance.  All orders obtained by Representative shall be subject to final acceptance by Company at its principal office and all quotations by Representative shall contain a statement to that effect.  Representative shall have no authority to make any acceptance or delivery commitments to customers.  Company specifically reserves the right to reject any order or any part thereof for any reason.

Credit Approval.  Company shall have the sole right of credit approval or credit refusal for customers in all cases, with or without cause.

Collection.  Full responsibility for collection from customers rests with Company, provided that Representative shall at Company's request assist in such collection efforts.

10. Term and Termination.

A. Term.  This Agreement shall commence on March 1, 2016 and continue for five years thereafter. After expiration of this Agreement it may be renewed for additional five year terms with the agreement of the parties. This Agreement may be terminated for cause by either party on not less than 90 days written notice, provided the terminating party provides the non-terminating party with written particulars of the event(s) or condition(s) constituting cause for termination. Upon receipt of a written statement of the cause(s) for termination, the non-terminating party have 60 days in which to cure.

B. Return of Materials.  All of Company's trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, demonstrators, literature, and sales aids of every kind shall remain the property of Company.  Within 10 days after the termination of this Agreement, Representative shall return all such items to company at Representative’s expense.  Representative shall not make or retain any copies of any confidential items or information that may have been entrusted to it.  Effective upon the termination of this Agreement, Representative shall cease to use all trademarks, marks and trade name of Company.

11. Limitation of Liability.

Upon termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of the termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Company or Representative. Company's sole liability under the terms of this Agreement shall be for any unpaid commissions.

12. Confidentiality.

Representative acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company's business plans, customers, technology, and products that is confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties.  Representative agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Company.  Representative shall not publish any technical description of the Products beyond the description published by Company.  In the event of termination of this Agreement, there shall be no use or disclosure by Representative of any confidential information of Company, and Representative shall not manufacture or have manufactured any devices, components or assemblies utilizing Company's patents, inventions, copyrights, know-how or trade secrets.

13. Notices.

Any notices required or permitted by this Agreement shall be deemed given if sent by certified mail, postage prepaid, return receipt requested or by recognized an overnight delivery service such as FedEx:

If to Company:

CBI Polymers, Inc.

15110 N. Dallas Parkway, Suite 510

Dallas, TX 75248

If to Representative:

ZEC, Inc.

1002 North Central Expressway, Suite 495

Richardson, Texas 75080

14.  No Waiver.

The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

15.  Entirety of Agreement.

The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement.  There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein.  No change can be made to this Agreement other than in writing and signed by both parties.

16.  Governing Law.

This Agreement shall be construed and enforced according to the laws of the State of Texas and any dispute under this Agreement must be brought in this venue and no other.

17.  Headings in this Agreement

The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

18.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

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In Witness whereof, the parties have executed this Agreement as of the date first written above.

CBI Polymers, Inc.

ZEC, Inc.

(Company)

(Representative)

     /s/ Jack Merbler

      /s/ E. Thomas Layton

By:_________________________

By:_______________________

     Jack Merbler

      E. Thomas Layton